As filed with the Securities and Exchange Commission on March 26, 2010

Registration No. 333-113555

Registration No. 333-127435

Registration No. 333-133494

Registration No. 333-149732

Registration No. 333-150933

Registration No. 333-157866

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-113555

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-127435

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-133494

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-149732

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-150933

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-157866

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENTORIAN TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Delaware	56-2354935
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

Entorian Technologies Inc. Amended and Restated 2003 Stock Option Plan

Entorian Technologies Inc. Amended and Restated 2006 Equity-Based Compensation Plan

(Full title of the plan)

Stephanie Lucie

Senior Vice President, General Counsel and Corporate Secretary

Entorian Technologies Inc.

4030 W. Braker Lane

Austin, TX 78759

(512) 344-0111

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Entorian Technologies Inc. (the “Company”):

•

Registration No. 333-113555, pertaining to the registration of 5,202,604 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), which was filed with the Securities and Exchange Commission (the “SEC”) on March 12, 2004;

•	Registration No. 333-127435, pertaining to the registration of 2,000,000 shares of Common Stock, which was filed with the SEC on August 11, 2005;

•	Registration No. 333-133494, pertaining to the registration of 800,000 shares of Common Stock, which was filed with the SEC on April 24, 2006;

•	Registration No. 333-149732, pertaining to the registration of 500,000 shares of Common Stock, which was filed with the SEC on March 14, 2008;

•	Registration No. 333-150933, pertaining to the registration of 3,500,000 shares of Common Stock, which was filed with the SEC on May 15, 2008; and

•	Registration No. 333-157866, pertaining to the registration of 1,800,000 shares of Common Stock, which was filed with the SEC on March 12, 2009.

On October 30, 2009, the Company effected a 1-for-12 reverse split of all outstanding shares of its Common Stock and a corresponding decrease in the number of shares of authorized Common Stock. The share amounts listed above are presented on a pre-split basis and therefore do not reflect this reverse stock split.

This Post-Effective Amendment to Form S-8 Registration Statement is being filed in order to deregister all securities remaining unsold under the Registration Statements set forth above. As of March 18, 2010, the Company had fewer than 300 shareholders of record. As a result, after filing this Post-Effective Amendment, the Company will file a Form 15 to deregister its common stock under Section s12(g) and Section 15(d) of the Securities Exchange Act of 1934 (the Exchange Act). On March 22, 2010, the Company filed a Form 25 to deregister its common stock under Section 12(b) of the Exchange Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on March 25, 2010.

ENTORIAN TECHNOLOGIES INC.

By:	/s/ Stephanie Lucie
Stephanie Lucie
Sr. Vice President, General Counsel and Corporate Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act.